Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated February 2, 2007)	Registration No. 333-140430

$1,725,000,000 1.75% Convertible Senior Notes due 2011

$1,725,000,000 1.75% Convertible Senior Notes due 2013

This prospectus supplement supplements the prospectus dated February 2, 2007, as supplemented by the prospectus supplement dated February 9, 2007, relating to the resale by certain selling securityholders of our 1.75% Convertible Senior Notes due 2011 (the “2011 notes”) and 1.75% Convertible Senior Notes due 2013 (the “2013 notes,” and together with the 2011 notes, the “notes”) and the shares of our common stock issuable upon conversion of the notes.  The prospectus dated February 2, 2007, as supplemented by the prospectus supplement dated February 9, 2007, is referred to herein as the “prospectus.”

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes or supplements the information contained in the prospectus.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 16, 2007.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption “Selling Securityholders” is amended by:

•                  replacing the information included therein regarding the selling securityholders identified in the first column of the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the “Revised Information Regarding Selling Securityholders” table below; and

•                  adding the information in the below “Additional Selling Securityholders” table regarding certain selling securityholders.

The information set forth below is based on information previously provided by or on behalf of the named selling securityholders.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

Except as noted in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Revised Information Regarding Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
Arkansas PERS (6)	$2,575,000	$2,590,000	321,252	321,252
Boilermakers Blacksmith Pension Trust (7)	2,185,000	2,800,000	310,056	310,056
Delta Air Lines Master Trust (8)	455,000	575,000	64,064	64,064
Koch Industries Inc. Master Pension Trust (9)	1,380,000	—	85,833	85,833
Nuveen Preferred & Convertible Fund JQC (10)	10,775,000	10,835,000	1,344,094	1,344,094
Nuveen Preferred & Convertible Income Fund JPC (11)	7,625,000	7,650,000	950,071	950,071
FPL Group Employees Pension Plan (12)	1,045,000	1,375,000	150,519	150,519
Lehman Brothers Inc. (5)(13)	6,000,000	7,000,000	808,571	808,571
Qwest Pension Trust (14)	9,920,000	—	617,002	617,002
Virginia Retirement System (14)	20,300,000	—	1,262,615	1,262,615

Additional Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
AHFP Context (15)	$250,000	$—	15,549	15,549
Alcon 401(k) Retirement Plan (16)	480,000	—	29,855	29,855
Altma Fund Sicav plc in Respect of the Grafton Sub Fund (15)	670,000	—	41,673	41,673
Argent Classic Convertible Arbitrage Fund II, L.P. (17)	—	930,000	57,844	57,844
Argent Classic Convertible Arbitrage Fund L.P. (17)	—	4,030,000	250,658	250,658
Argent Classic Convertible Arbitrage Fund Ltd. (17)	—	24,490,000	1,523,224	1,523,224
Argent LowLev Convertible Arbitrage Fund II, LLC (17)	—	460,000	28,611	28,611
Argent LowLev Convertible Arbitrage Fund Ltd. (17)	—	9,180,000	570,976	570,976
Argentum Multi-Strategy Fund Ltd. — Classic (17)	—	400,000	24,879	24,879
California State Auto Association (18)	1,790,000	—	111,334	111,334
CASAM Argent Classic Convertible Arbitrage Fund Limited (17)	—	840,000	52,246	52,246
CASAM Context Offshore Advantage Fund Limited (15)	350,000	—	21,769	21,769
Class C Trading Company, Ltd. (17)	—	4,590,000	285,489	285,489
Context Advantage Master Fund, L.P. (15)(19)	2,770,000	—	172,288	172,288
Finch Tactical Plus Class B (15)	100,000	—	6,220	6,220
Growing Oak L.P. — Charles G. Koch 1997 Trust (18)	300,000	—	18,659	18,659
HFR CA Global Select Master Trust Account (17)	—	2,750,000	171,044	171,044
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series (15)	150,000	—	9,330	9,330
Lyxor / Context Fund Ltd (15)	520,000	—	32,343	32,343
Lyxor Master Fund Ref: Argent / LowLev CB c/o Argent (17)	—	1,650,000	102,627	102,627
Magnetar Capital Master Fund, Ltd. (20)	10,000,000	—	621,980	621,980
Pennington Biomedical Research Foundation (18)	50,000	—	3,146	3,146
Radian Guarantee Inc. (18)	420,000	—	26,425	26,425
S.A.C. Arbitrage Fund, LLC (21)	35,000,000	30,000,000	4,042,857	4,042,857
Worldwide Transactions Limited (15)	190,000		11,818	11,818
Xavex Convertible Arbitrage 2 Fund (17)	—	420,000	26,123	26,123
Xavex Convertible Arbitrage 10 Fund (17)	—	1,280,000	79,613	79,613

(1)             Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)             Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 62.1978 shares of common stock per $1,000 principal amount at maturity of the notes.  This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the prospectus.  As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(3)             In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)             The selling securityholder is a broker-dealer.

(5)             The selling securityholder is an affiliate of a broker-dealer.

(6)             This amount reflects an increase of (i) $545,000 from the principal amount of 2011 notes and (ii) $580,000 from the principal amount of 2013 notes, previously listed for Arkansas PERS in the prospectus.  Arkansas PERS has indicated that Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(7)             This amount reflects an increase of $610,000 from the principal amount of 2013 notes previously listed for Boilermakers Blacksmith Pension Trust in the prospectus.  Boilermakers Blacksmith Pension Trust has indicated that Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(8)             This amount reflects an increase of $110,000 from the principal amount of 2013 notes previously listed for Delta Air Lines Master Trust in the prospectus.  Delta Air Lines Master Trust has indicated that Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(9)             This amount reflects an increase of $80,000 from the principal amount of 2011 notes previously listed for Koch Industries Inc. Master Pension Trust.  Koch Industries Inc. Master Pension Trust has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(10)       This amount reflects an increase of (i) $2,065,000 from the principal amount of 2011 notes and (ii) $2,225,000 from the principal amount of 2013 notes, previously listed for Nuveen Preferred & Convertible Fund JQC in the prospectus.  Nuveen Preferred & Convertible Fund JQC has indicated that Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(11)       This amount reflects an increase of (i) $1,480,000 from the principal amount of 2011 notes and (ii) $1,575,000 from the principal amount of 2013 notes, previously listed for Nuveen Preferred & Convertible Income Fund JPC in the prospectus.  Nuveen Preferred & Convertible Income Fund JPC has indicated that Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(12)       This amount reflects an increase of $325,000 from the principal amount of 2013 notes previously listed for FPL Group Employees Pension Plan in the prospectus.  FPL Group Employees Pension Plan has indicated that Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(13)       This amount reflects an increase of $2,000,000 from the principal amount of 2011 notes previously listed for Lehman Brothers Inc. in the prospectus.  Lehman Brothers Inc. was an initial purchaser of notes in the private placement offering.

(14)       This amount reflects an increase in the principal amount of 2011 notes previously listed in the prospectus of (i) $500,000 for Qwest Pension Trust and (ii) $2,585,000 for Virginia Retirement System.  Each of Qwest Pension Trust and Virginia Retirement System has indicated that (i) Zazove Associates LLC is the registered investment advisor with discretionary authority with respect to $5,900,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by Qwest Pension Trust and $10,150,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by Virginia Retirement System, (ii) Oaktree Capital management LLC (“Oaktree”) is the investment manager of each such selling securityholder with respect to $680,000 of the 2011 notes and the common stock issuable upon the conversion of such notes held by Qwest Occupational Health Trust and $10,150,000 of the 2011 notes and the common stock issuable upon the conversion of such  notes held by Virginia Retirement System, (iii) Oaktree does not own any equity interest in any such selling securityholder, but Oaktree does have voting and dispositive power over the aggregate principal amount of notes and common stock issuable upon the conversion of the notes that are held by such selling securityholder for which Oaktree is the investment manager, (iv) Lawrence Keele is a principal of Oaktree and is a portfolio manager for the named selling securityholders, and (v) Oaktree is the investment manager of OCM Investments, LLC, a broker-dealer.  Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and common stock issuable upon the conversion of the notes held by all such selling securityholders, except for their pecuniary interest therein.

(15)       Each of AHFP Context, Altma Fund Sicav plc in Respect of the Grafton Sub Fund, CASAM Context Offshore Advantage Fund Limited, Context Advantage Master Fund, L.P., Finch Tactical Plus Class B, Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series, Lyxor / Context Fund Ltd and Worldwide Transactions Limited has indicated that Michael S. Rosen and William D. Fertig exercise shared voting and investment power over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

(16)       Alcon 401(k) Retirement Plan has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by it.

(17)       Each of Argent Classic Convertible Arbitrage Fund II, L.P., Argent Classic Convertible Arbitrage Fund L.P., Argent Classic Convertible Arbitrage Fund Ltd., Argent LowLev Convertible Arbitrage Fund II, LLC Argent LowLev Convertible Arbitrage Fund Ltd., Argentum Multi-Strategy Fund Ltd. — Classic, CASAM Argent Classic Convertible Arbitrage Fund Limited, Class C Trading Company, Ltd, HFR CA Global Select Master Trust Account, Lyxor Master Fund Ref: Argent / LowLev CB c/o Argent, Xavex Convertible Arbitrage 2 Fund and Xavex Convertible Arbitrage 10 Fund has indicated that Nathaniel Brown and Robert Richardson exercise voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(18)       Each of California State Auto Association, Growing Oak L.P. — Charles G. Koch 1997 Trust, Pennington Biomedical Research Foundation and Radian Guarantee Inc. has indicated that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

(19)       Context Advantage Master Fund, L.P. has indicated that Context Capital Management, LLC is its general partner.

(20)       Magnetar Capital Master Fund, Ltd. has indicated that Magnetar Financial LLC has investment power over Magnetar Capital Master Fund, Ltd. as its investment adviser.

(21)       S.A.C. Arbitrage Fund, LLC has indicated that (i) pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the notes and common stock issuable upon conversion of the notes of S.A.C. Arbitrage Fund, LLC, and (ii) Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management.  Each of SAC Capital Advisors , SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the notes and common stock issuable upon conversion of the notes held by S.A.C. Arbitrage Fund, LLC.